Kantor & Co.
Law Offices
OZ House, 12 Floor
14 Abba Hillel Silver Rd.
Ramat Gan 52506 Israel
Tel: + 972 - 3 - 6133371
Fax:+ 972 - 3 - 6133372
mail@kantor-law.com

April 20, 2006

XTL Biopharmaceuticals Ltd.
750 Lexington Avenue, 20th Floor
New York, New York 10022

Re: Form F-1 Registration Statement dated April 20, 2006

Gentlemen:

We have acted as Israeli counsel to XTL Biopharmaceuticals Ltd., a public company limited by shares organized under the laws of the State of Israel (the “Company”), in connection with the above referenced registration statement (the “Registration Statement”) on Form F-1, filed on April 20, 2006, by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering 70,000,005 ordinary shares of the Company, nominal value NIS 0.02 each (the “Ordinary Shares”), to be issued in a private placement pursuant to Rule 506 of the Securities Act, including 23,333,335 Ordinary Shares to be issued upon the exercise of warrants (the “Warrant Shares”). This opinion letter is rendered pursuant to Item 8 of Form F-1 and Item 601(b) of Regulation S-K.

We have examined the Articles of Association of the Company and records of proceedings of the Company’s Board of Directors, or committees thereof, deemed by us to be relevant to this opinion letter and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Kantor & Co.
XTLbio - Form of Legal Opinion

Based upon the foregoing, it is our opinion that (a) when issued, the Ordinary Shares being registered for resale by the selling shareholders will have been duly and validly authorized, legally issued, fully paid and nonassessable, and (b) when issued in accordance with the terms of the warrants, the Warrant Shares will have been duly and validly authorized, legally issued, fully paid and nonassessable.

The opinion set forth herein is limited to the laws of the State of Israel, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Registration Statement, and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The only opinion rendered by us consists of those matters set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Kantor & Co., Law Offices